Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos.333-117136, 333-69531, 333-129098 and 333-129099 on Form S-3 and Registration Statement Nos. 333-54878, 333-88804, 333-62271, 333-61197, 333-39353 and 333-33353 on Form S-8 of our report dated September 18, 2007 on the financial statements and financial statement schedule, which expresses an unqualified opinion and includes explanatory paragraphs relating to uncertainties which raise substantial doubt about the Company’s ability to continue as a going concern as discussed in Note 1, the Company’s elected application of SAB No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements,” as discussed in Note 23 and the adoption of FASB Statement No. 123(R), “Share Based Payment” as discussed in Note 1, and the Company's restatement of the fiscal 2005 and 2006 consolidated statement of cash flows as discussed in Note 24 and of our report on internal control over financial reporting dated September 18, 2007, which expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of material weaknesses, appearing in this Annual Report on Form 10-K of Atari, Inc. for the year ended March 31, 2007.
DELOITTE & TOUCHE LLP
New York, New York
September 18, 2007